Exhibit 99.1

Simplicity Esports and Gaming Company Strengthens C-Suite by Hiring Former Executive Director of Accounting and Finance for MGM Growth Properties as new CFO

Boca Raton, Florida — March 29, 2021 (GLOBE NEWSWIRE) —Simplicity Esports and Gaming Company (OTCQB:WINR) (“Simplicity Esports”) announced that, in an effort to strengthen and reinforce its internal controls and corporate governance, it has hired Knicks Lau as its new CFO, effective March 29, 2021. In connection with Mr. Lau’s hiring, Jed Kaplan will transition from his role as Interim CFO and CEO to become Chairman of the Board of Directors. Roman Franklin, previously President and COO, will become Simplicity Esports’ new CEO. Don Caldwell, outgoing Chairman, will remain a member of the Board of Directors, as well as the Chairman of the Audit Committee and Compensation Committee.

Roman Franklin, Incoming CEO of Simplicity Esports, stated, “I am pleased to announce the addition of Knicks to our team. He has well over a decade of public company reporting and auditing experience, including his time at Hudson Pacific Properties (NASDAQ:HPP), MGM Growth Properties (NASDAQ:MGP), and PricewaterhouseCoopers. Knicks will be responsible for all SEC filings, and will add significant value to our overall corporate governance. I am also thrilled to have Jed Kaplan transition into the position of Chairman of the Board, and announce that Don Caldwell will continue to serve our shareholders as a Director and Chairman of the Audit and Compensation Committees. Don and Jed both have a tremendous amount of experience and add significant value to the Board.”

Simplicity Esports previously announced it applied to list its common stock for trading on Nasdaq. There is no guarantee that Nasdaq will approve Simplicity Esports’ listing application.

About Simplicity Esports and Gaming Company:

Simplicity Esports and Gaming Company (WINR) is an established brand within the esports industry, competing and streaming in popular games across different genres, including Apex Legends®, PUBG Mobile®, Overwatch®, League of Legends®, and various EA Sports® titles. Simplicity Esports is also in the process of designing, minting, and selling non-fungible tokens (NFTs) for the esports and gaming industries. Simplicity Esports also owns and operates 13 and is the franchisor for more than 20 Esports Gaming Centers providing the public an opportunity to experience gaming and esports in a social setting, regardless of skill or experience. Simplicity Esports also organizes and hosts various in-person events and play from home, online tournaments. Simplicity Esports also owns a Riot Games League of Legends franchise and top Brazilian esports organization, Flamengo Esports.

Apex Legends®, PUBG Mobile®, Overwatch®, League of Legends®, Fortnite®, EA Sports® and Free Fire® are registered trademarks of their respective owners.

Forward-Looking Statements:

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond Simplicity Esports’ control, including those set forth in the Risk Factors section of Simplicity Esports’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on August 31, 2020 and our subsequent SEC filings, as amended or updated from time to time. Copies of Simplicity Esports’ filings with the SEC are available on the SEC’s website at www.sec.gov. Simplicity Esports undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Simplicity Esports Contact:

Roman Franklin

Chief Executive Officer

Roman@SimplicityEsports.com

561-819-8586